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                                                                     EXHIBIT 3.3

                                   CERTIFICATE

                                       OF

                               RETIREMENT OF STOCK

                                       OF

                                   ALTEON INC.

         Pursuant to Section 243 of the Delaware General Corporation Law, Alteon Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT:

         1. The Certificate of Designations of 6% Cumulative Convertible Preferred Stock of the Corporation provides that shares of the Corporation's 6% Cumulative Convertible Preferred Stock (the "6% Preferred Stock") acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall not be reissued.

         2. All 5,000 shares of the 6% Preferred Stock issued by the Corporation were acquired by the Corporation by December 4, 1997 by reason of conversion and were retired on such date.

         3. Effective December 4, 1997, as a result of such retirement of the 6% Preferred Stock, the total number of shares of Preferred Stock which the Corporation is authorized to issue is 1,993,329 shares.

         IN WITNESS WHEREOF, this Certificate of Retirement of Stock is made this 10th day of February, 1998.

                                             ALTEON INC.

                                             By:      /s/ James J. Mauzey
                                                      --------------------------
                                                      James J. Mauzey
                                                      Chairman and
                                                      Chief Executive Officer

ATTEST:

By: /s/ Elizabeth A. O'Dell
   ------------------------------
   Elizabeth A. O'Dell
   Secretary